Filed Pursuant to Rule 433

Registration No. 333-223826

Issuer Free Writing Prospectus dated March 30, 2020

Relating to Preliminary Prospectus Supplement dated March 30, 2020 (to Prospectus dated March 21, 2018)

ORACLE CORPORATION

FINAL PRICING TERM SHEET

2.500 % Notes due 2025 (“2025 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$3,500,000,000
Maturity:	April 1, 2025
Coupon:	2.500%
Price to Public:	99.963% of the principal amount
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020
Day Count Convention:	30/360
Benchmark Treasury:	0.500% due March 31, 2025
Benchmark Treasury Yield:	0.408%
Spread to Benchmark Treasury:	+ 210 basis points
Yield:	2.508%
Make-Whole Call:	The 2025 Notes will be redeemable, in whole or in part at any time prior to March 1, 2025 (one month prior to the maturity date (the “2025 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2025 Notes matured on the 2025 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2025 Notes) plus 35 basis points, plus, in each case, accrued interest thereon to the date of redemption.
Par Call:	At any time on or after the 2025 Par Call Date, the 2025 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.
Trade Date:	March 30, 2020
Settlement Date:	April 1, 2020 (T+2)
CUSIP / ISIN Numbers:	68389XBT1 / US68389XBT19
Denominations:	$2,000 and multiples of $1,000 thereafter
Expected Ratings: *	A3 / A+ / A-, Moody’s / S&P / Fitch
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Santander Investment Securities Inc. Standard Chartered Bank TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

2.800% Notes due 2027 (“2027 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$2,250,000,000
Maturity:	April 1, 2027
Coupon:	2.800%
Price to Public:	99.785% of the principal amount
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020
Day Count Convention:	30/360
Benchmark Treasury:	0.625% due March 31, 2027
Benchmark Treasury Yield:	0.584%
Spread to Benchmark Treasury:	+ 225 basis points
Yield:	2.834%
Make-Whole Call:	The 2027 Notes will be redeemable, in whole or in part at any time prior to February 1, 2027 (two months prior to the maturity date (the “2027 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2027 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2027 Notes matured on the 2027 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2027 Notes) plus 35 basis points, plus, in each case, accrued interest thereon to the date of redemption.
Par Call:	At any time on or after the 2027 Par Call Date, the 2027 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.
Trade Date:	March 30, 2020
Settlement Date:	April 1, 2020 (T+2)
CUSIP / ISIN Numbers:	68389XBU8 / US68389XBU81
Denominations:	$2,000 and multiples of $1,000 thereafter
Expected Ratings: *	A3 / A+ / A-, Moody’s / S&P / Fitch
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Santander Investment Securities Inc. Standard Chartered Bank TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

2.950% Notes due 2030 (“2030 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$3,250,000,000
Maturity:	April 1, 2030
Coupon:	2.950%
Price to Public:	99.897% of the principal amount
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020
Day Count Convention:	30/360
Benchmark Treasury:	1.500% due February 15, 2030
Benchmark Treasury Yield:	0.712%
Spread to Benchmark Treasury:	+ 225 basis points
Yield:	2.962%
Make-Whole Call:	The 2030 Notes will be redeemable, in whole or in part at any time prior to January 1, 2030 (three months prior to the maturity date (the “2030 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2030 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2030 Notes matured on the 2030 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2030 Notes) plus 35 basis points, plus, in each case, accrued interest thereon to the date of redemption.
Par Call:	At any time on or after the 2030 Par Call Date, the 2030 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.
Trade Date:	March 30, 2020
Settlement Date:	April 1, 2020 (T+2)
CUSIP / ISIN Numbers:	68389XBV6 / US68389XBV64
Denominations:	$2,000 and multiples of $1,000 thereafter
Expected Ratings: *	A3 / A+ / A-, Moody’s / S&P / Fitch
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Santander Investment Securities Inc. Standard Chartered Bank TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.600% Notes due 2040 (“2040 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$3,000,000,000
Maturity:	April 1, 2040
Coupon:	3.600%
Price to Public:	99.731% of the principal amount
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020
Day Count Convention:	30/360
Benchmark Treasury:	2.375% due November 15, 2049
Benchmark Treasury Yield:	1.369%
Spread to Benchmark Treasury:	+ 225 basis points
Yield:	3.619%
Make-Whole Call:	The 2040 Notes will be redeemable, in whole or in part at any time prior to October 1, 2039 (six months prior to the maturity date (the “2040 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2040 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2040 Notes matured on the 2040 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2040 Notes) plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.
Par Call:	At any time on or after the 2040 Par Call Date, the 2040 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2040 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.
Trade Date:	March 30, 2020
Settlement Date:	April 1, 2020 (T+2)
CUSIP / ISIN Numbers:	68389XBW4 / US68389XBW48
Denominations:	$2,000 and multiples of $1,000 thereafter
Expected Ratings: *	A3 / A+ / A-, Moody’s / S&P / Fitch
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Santander Investment Securities Inc. Standard Chartered Bank TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.600% Notes due 2050 (“2050 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$4,500,000,000
Maturity:	April 1, 2050
Coupon:	3.600%
Price to Public:	99.654% of the principal amount
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020
Day Count Convention:	30/360
Benchmark Treasury:	2.375% due November 15, 2049
Benchmark Treasury Yield:	1.369%
Spread to Benchmark Treasury:	+ 225 basis points
Yield:	3.619%
Make-Whole Call:	The 2050 Notes will be redeemable, in whole or in part at any time prior to October 1, 2049 (six months prior to the maturity date (the “2050 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2050 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2050 Notes matured on the 2050 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2050 Notes) plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.
Par Call:	At any time on or after the 2050 Par Call Date, the 2050 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2050 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.
Trade Date:	March 30, 2020
Settlement Date:	April 1, 2020 (T+2)
CUSIP / ISIN Numbers:	68389XBX2 / US68389XBX21
Denominations:	$2,000 and multiples of $1,000 thereafter
Expected Ratings: *	A3 / A+ / A-, Moody’s / S&P / Fitch
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Santander Investment Securities Inc. Standard Chartered Bank TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.850% Notes due 2060 (“2060 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$3,500,000,000
Maturity:	April 1, 2060
Coupon:	3.850%
Price to Public:	99.615% of the principal amount
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2020
Day Count Convention:	30/360
Benchmark Treasury:	2.375% due November 15, 2049
Benchmark Treasury Yield:	1.369%
Spread to Benchmark Treasury:	+ 250 basis points
Yield:	3.869%
Make-Whole Call:	The 2060 Notes will be redeemable, in whole or in part at any time prior to October 1, 2059 (six months prior to the maturity date (the “2060 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2060 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2060 Notes matured on the 2060 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2060 Notes) plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.
Par Call:	At any time on or after the 2060 Par Call Date, the 2060 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2060 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.
Trade Date:	March 30, 2020
Settlement Date:	April 1, 2020 (T+2)
CUSIP / ISIN Numbers:	68389XBY0 / US68389XBY04
Denominations:	$2,000 and multiples of $1,000 thereafter
Expected Ratings: *	A3 / A+ / A-, Moody’s / S&P / Fitch
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Santander Investment Securities Inc. Standard Chartered Bank TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting BNY Mellon Capital Markets, LLC, 240 Greenwich Street, 3rd Floor, New York, New York 10286, Telephone: 1-800-269-6864; BofA Securities, Inc., NC1-004-03-43, 200 North College Street - 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, Telephone: 1-800-294-1322; J.P. Morgan Securities LLC, 383 Madison Avenue New York, New York 10179, Attention: Investment Grade Syndicate Desk - 3rd Floor, Telephone: 1-212-834-4533; Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota 55402, Attn: WFS Customer Service, E-Mail: wfscustomerservice@wellsfargo.com, Toll-Free: 1-800-645-3751; or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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